Exhibit 10.1
CENTENNIAL RESOURCE DEVELOPMENT, INC.
SECOND AMENDED AND RESTATED SEVERANCE PLAN
I.PURPOSE
The purpose of this Centennial Resource Development, Inc. Second Amended and Restated Severance Plan (the “Plan”) is to encourage employees of Centennial Resource Development, Inc. (together with any successor, the “Company”) and its subsidiaries to remain in the employ of the Employer by providing, among other things, severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan. This Plan supersedes, and amends and restates in its entirety, the Centennial Resource Development, Inc. Severance Plan, as amended to date.
II.     DEFINITIONS
For purposes of this Plan, the following terms shall have the meanings set forth below:
A.“Administrator” means the Committee or any other committee designated by the Board to administer the Plan.
B.“Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
C.“Average Adjusted Bonus” means, with respect to a Participant, the average of the actual annual performance bonuses paid to the Participant, whether paid in cash or property, for the three full fiscal years of service to the Employer (or such fewer number of full fiscal years as the Participant has performed services for the Employer and been eligible for an annual performance bonus from the Employer) immediately preceding the fiscal year in which the Termination Date occurs, excluding any portion of an annual bonus that the Company reasonably determines is attributable to payment of a portion of the annual bonus in property and is over and above the amount of the annual bonus that the Participant would have been paid if the Participant’s entire annual bonus had been paid in cash.
D.“Base Salary” means, with respect to any Participant, the Participant’s base salary at the rate in effect on the Participant’s Termination Date, disregarding for this purpose any decrease in base salary that provides a basis for Good Reason.
E.“Board” means the Board of Directors of the Company.
F.“Cause” means, with respect to a Participant, the Participant’s (i) refusal to perform substantially the Participant’s duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), which failure remains uncured for thirty (30) days following notice thereof delivered to the Participant by the Employer, (ii) willful engagement in conduct that is materially injurious to the Company or its Affiliate or (iii) commission of a crime or an act of fraud, theft, misappropriation or embezzlement that could reasonably be expected to materially impair the Participant’s ability to substantially perform the Participant’s duties with the Employer. No act of the Participant will be considered “willful” unless it is done by the Participant without a reasonable belief that the act was in the best interests of the Company and its Affiliates.
G.“Change in Control” means a “Change in Control” as defined in the LTIP. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount which constitutes or provides for the deferral of compensation and is subject to Section 409A, the transaction or event with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.
H.“CIC Bonus” means (i) with respect to any Participant with an Employment Level below Vice President, the Prorated Current-Year Bonus or (ii) with respect to a Participant with an Employment Level of Vice President or higher, the Average Adjusted Bonus.
I.“CIC Protection Period” means, with respect to a Participant, the period of time set forth opposite the Participant’s Employment Level under the heading “CIC Protection Period” on Schedule A.
J.“CIC Severance Multiplier” means, with respect to a Participant, the number set forth opposite the Participant’s Employment Level under the heading “CIC Severance Multiplier” on Schedule A.
K.“CIC Severance Period” means, with respect to a Participant, the period of time set forth opposite the Participant’s Employment Level under the heading “CIC Severance Period” on Schedule A.
L.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
M.“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder, as in effect from time to time.
N.“Committee” means the Compensation Committee of the Board.
O.“Effective Date” means the date this Plan was approved by the Board.
P.“Employer” means, with respect to a Participant, the Company and its subsidiary that employs the Participant.
Q.“Employment Level” means, with respect to a Participant, the Participant’s employment level with the Employer as in effect at the time of the Participant’s Qualifying Termination.

R.“Good Reason” means, with respect to a Participant, the occurrence of any of the following without the Participant’s prior written consent: (i) solely with respect to a Participant with an Employment Level of Vice President or higher, a material diminution in the Participant’s responsibilities, authority and duties as an employee of the Employer, (ii) a material reduction in Participant’s base salary or target annual bonus opportunity, (iii) a requirement by the Employer that the Participant relocate the Participant’s principal location of employment to a location that is more than fifty (50) miles from the Participant’s principal work location as of the occurrence of the first Change in Control following the Effective Date or (iv) the Company’s failure to cause a Successor to assume the liabilities under this Plan as required under Section VI; provided that with respect to the events described in clauses (i) through (iii), no Good Reason will have occurred unless and until (x) the Participant has provided the Employer, within ninety (90) days of the Participant’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, notice stating with reasonable specificity the applicable facts and circumstances constituting Good Reason, (y) the Participant has provided the Employer with an opportunity to cure, and the Employer has not cured, the same within thirty (30) days after the receipt of such notice and (z) the Participant terminates the Participant’s employment within one-hundred eighty (180) days after the end of the cure period.
S.“LTIP” means the Company’s 2016 Long Term Incentive Plan, as amended to date.
T.“Outplacement Benefits” means, with respect to a Participant, employment outplacement services to be provided by a provider selected by the Employer during the period of time set forth opposite the Participant’s Employment Level under the heading “Outplacement Services Period” on Schedule A.
U.“Prorated Current-Year Bonus” means, with respect to a Participant, the Target Bonus Amount, prorated based on the number of full calendar months of the fiscal year prior to and including the calendar month in which the Termination Date occurs.
V.“Qualifying Termination” means, with respect to a Participant, a termination of the Participant’s employment with the Employer by the Employer without Cause or by the Participant for Good Reason, in either case, which occurs during the CIC Protection Period.
W.“Section 409A” means Section 409A of the Code.
X.“Successor” means any employer (whether or not the employer is an Affiliate of the Company) which acquires (through merger, consolidation, reorganization, transfer, sublease, assignment or otherwise) all or substantially all of the business or assets of the Company or of a division or business of the Company.
Y.“Target Bonus Amount” means, with respect to a Participant, the Participant’s target annual performance bonus amount, if any, in effect at the time of the Participant’s Qualifying Termination, disregarding for this purpose any decrease in target annual performance bonus that provides a basis for Good Reason.
Z.“Termination Date” means, with respect to a Participant, the date on which a termination of the Participant’s employment is effective.

III.    ELIGIBILITY
The participants in this Plan (“Participants”) are all regular U.S. full-time employees of the Company and its direct and indirect subsidiaries.
IV.     BENEFITS
Upon termination of a Participant’s employment with the Employer for any reason, the Participant will be entitled to receive payment of any earned but unpaid Base Salary and any other amounts or benefits, including accrued paid time off to the extent payable upon termination pursuant to the Employer’s policies, under the Employer’s employee benefit plans, programs or arrangements to which the Participant is entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law (collectively, “Accrued Rights”).
If a Participant experiences a Qualifying Termination, then subject to Sections V, VI and VII, the Participant will be entitled to receive the following payments and benefits:
A.A cash payment, paid in a single installment within sixty (60) days following the Termination Date, equal to the sum of (i) the annual Base Salary multiplied by the CIC Severance Multiplier, (ii) the CIC Bonus multiplied by the CIC Severance Multiplier, (iii) with respect to any Participant with an Employment Level of Vice President or higher, the Prorated Current-Year Bonus and (iv) 125% of the aggregate COBRA premiums, based on the COBRA premium rates in effect for the month in which the Termination Date occurs, that the Participant would need to pay to continue coverage for the Participant and the Participant’s covered beneficiaries under the Employer’s group health plans during the CIC Severance Period;
B.The Outplacement Benefits;
C.All unvested equity or equity-based awards under any Company equity compensation plans that vest solely based upon the passage of time shall immediately become 100% vested; and
D.All unvested equity or equity-based awards under any Company equity compensation plans that vest in whole or in part based upon the attainment of performance vesting conditions shall become vested at the level that would apply based on actual performance calculated as if the Termination Date was the final day of the applicable performance period (without any reduction to the overall award to reflect the shortened performance period).
V.     RELEASE OF CLAIMS
Notwithstanding any provision of this Plan to the contrary, any payments and benefits provided to a Participant under this Plan, other than the Accrued Rights, shall be subject to and contingent upon (i) the Participant’s execution and delivery following the Termination Date of a general release of claims in a form reasonably satisfactory to the Company that becomes effective within forty-five (45) days following the Termination Date and (ii) the Participant not revoking the foregoing release within seven (7) days after its execution and delivery to the Company.

VI.     OFFERS OF EMPLOYMENT; SUCCESSORS
Any Participant with an Employment Level below Vice President shall not be entitled to benefits under this Plan if the Participant rejects or fails to accept a written offer of employment from a Successor or from any Affiliate of the Company made on or before his or her Termination Date that the Company reasonably determines is for substantially comparable employment, except if the Participant rejects or fails to accept the offer for Good Reason. The Company will require any Successor that does not assume the Employer’s obligations under this Plan by operation of law to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place.
VII.     TAX MATTERS
1.Withholding
The Employer may deduct and withhold from any amounts payable under this Plan such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
2. Non-Qualified Deferred Compensation
The payments and benefits under this Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Plan to the contrary, in the event that the Administrator determines that any amounts payable hereunder will be immediately taxable to any Participant under Section 409A, the Administrator may (without any obligation to do so or to indemnify the Participant for failure to do so) (A) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan or the economic benefits of this Plan and (B) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.
Notwithstanding any provision of this Plan to the contrary, no termination or other similar payments and benefits under this Plan will be payable to a Participant unless the Participant’s termination of employment constitutes a “separation from service” within the meaning of Section 409A (a “Separation from Service”).
Notwithstanding any provision of this Plan to the contrary, if a Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits will not be provided to the Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death. As promptly as possible following the expiration of the applicable Section 409A period, all payments and benefits deferred pursuant to the preceding sentence will be paid in a lump sum to a Participant (or the Participant’s estate), and any remaining payments due to the Participant under this Plan will be paid as otherwise provided herein.
A Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.
3. Potential Reduction of Certain “Parachute Payments”
A.Notwithstanding any other provisions of this Plan, in the event that any payment or benefit by the Company or otherwise to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan (all such payments and benefits, including the payments and benefits under Section IV of the Plan, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in subsection B below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
B.The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, and (iii) reduction of any payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii) and (iii), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.
C.All determinations regarding the application of Sections VII.3 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of Sections VII.3, the excess amount shall be returned promptly by the Participant to the Company.
VIII.     DURATION; TERMINATION; AMENDMENT; MODIFICATION
This Plan will become effective on the Effective Date. The Board or the Administrator may amend, modify or terminate this Plan at any time; provided that, except as otherwise provided in Section VII:
A.No amendment, modification or termination may affect any right of any Participant to claim benefits under this Plan as in effect prior to such amendment, modification or termination with respect to a Termination Date that occurs prior to the date of such amendment, modification or termination; and
B.During the CIC Protection Period for a given Participant, this Plan may not be amended or modified in any manner that decreases the payments or benefits payable to the Participant or otherwise adversely affects the Participant’s economic rights or terminated.
IX.     RELATION TO OTHER PLANS
Nothing in this Plan will prevent or limit a Participant’s continuing or future participation in any plan, practice, policy or program provided by the Company or any Affiliate thereof for which the Participant may qualify, nor will anything in this Plan limit or otherwise affect any rights the Participant may have under any contract or agreement with the Company or any Affiliate thereof. Vested benefits and other amounts a Participant is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or any Affiliate thereof shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be.
X.     NOTICES
All notices or other communications required or permitted by this Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company: Centennial Resource Development, Inc.
1001 17th Street, Suite 1800
Denver, Colorado 80202
Attention: General Counsel
If to the Participant: The Participant’s last known address as set forth in the
Company’s records.

XI.     ADMINISTRATION
The Plan will be interpreted in accordance with its terms and their intended meanings. However, the Administrator will have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion the Administrator determines to be appropriate in its reasonable discretion, and to make any findings of fact needed in the administration of the Plan. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its reasonable discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a manner consistent with its intent, as determined in the reasonable discretion of the Administrator. The Administrator may amend the Plan retroactively to cure any such ambiguity.
* * * * *

Schedule A

Employment Level	CIC Protection Period	CIC Severance Multiplier	CIC Severance Period	Outplacement Services Period
Chief Executive Officer	24 months following a Change in Control	3.0	24 months following the Termination Date	1 year following the Termination Date
C-suite executive (other than CEO) or Vice President and General Counsel	24 months following a Change in Control	2.75	24 months following the Termination Date	1 year following the Termination Date
Vice President	24 months following a Change in Control	1.5	12 months following the Termination Date	6 months following the Termination Date
All Other Participants	12 months following a Change in Control	1.25	12 months following the Termination Date	3 months following the Termination Date